Exhibit 99.1

NEWS RELEASE
Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2012

FIRST QUARTER RESULTS

Operating Profit Increased to $811,000 versus an Operating Loss of $2,109,000 Last Year

Net Revenues Increased 5.4%, or $2,187,000

EBITDA increased $2,631,000

ATLANTA, Georgia (November 8, 2011) – SunLink Health Systems, Inc. (NYSE Amex Equities: SSY) today announced a loss from continuing operations for its first fiscal quarter ended September 30, 2011 of $305,000, or a loss of $0.04 per fully diluted share, compared to a loss from continuing operations of $2,263,000, or a loss of $0.28 per fully diluted share for the quarter ended September 30, 2010.

SunLink reported a net loss of $318,000, or a loss of $0.04 per fully diluted share for the quarter ended September 30, 2011, compared to a net loss of $2,768,000, or $0.34 per fully diluted share for the comparable quarter a year ago.

Consolidated net revenues from continuing operations for the quarters ended September 30, 2011 and 2010 were $43,053,000 and $40,866,000, respectively, an increase of 5.4% in the current year’s quarter. The Healthcare Facilities Segment net revenues in the current quarter of $35,298,000 increased $3,334,000, or 10.4%, compared to $31,964,000 from the prior year. Net revenues from the Medicare and Medicaid Electronic Health Records Incentive Programs in the current year were $2,998,000. The Specialty Pharmacy Segment revenues of $7,755,000 in the quarter ended September 30, 2011 decreased 12.9% from the prior year.

The company had an operating profit for the quarter ended September 30, 2011 of $811,000, compared to an operating loss for the quarter ended September 30, 2010 of $2,109,000, an increase in the operating margin of $2,920,000 in the current year quarter. EBITDA (a non-GAAP measure of liquidity of the company) for the first fiscal quarter was $2,115,000 compared to an EBITDA loss of $516,000 for the comparable quarter a year ago. Adjusted EBITDA for SunLink’s Healthcare Facilities Segment in the fiscal quarter ended September 30, 2011 increased to $3,259,000 from $458,000 in the comparable quarter a year ago. Adjusted EBITDA for SunLink’s Specialty Pharmacy Segment was a loss of $46,000 in the first fiscal quarter compared to Adjusted EBITDA of $183,000 in the comparable quarter a year ago.

Interest expense for the quarter ended September 30, 2011 of $1,311,000 increased $463,000 from the quarter ended September 30, 2010 due to higher interest rates and a $131,000 amendment fee paid for the July 2011 modification of SunLink’s existing credit agreement. The interest rates paid under the credit agreement were approximately 6% higher in current year than last year. The July 2011 credit agreement modification reduced the interest rate, revised certain financial and other covenants and extended the maturity date of the credit agreement until January 1, 2013.

Commenting on the results, Robert M. Thornton, Jr., chairman and CEO, stated, “Our Healthcare Facilities Segment had improved net revenues and Adjusted EBITDA for the first fiscal quarter, which is attributed to the revenues from Medicare and Medicaid Electronic Health Records incentive reimbursement programs and strong cost management. Our first quarter Healthcare Facilities equivalent admissions increased on a year-over-year basis for the first time in five quarters. We attribute this increase to specific initiatives we have taken at our hospitals and we continue to roll out additional initiatives. Our Specialty Pharmacy business continued to be impacted by economic conditions as well as our systems upgrades and selective paring of services, which resulted in a decline in its net revenue contribution and Adjusted EBITDA. We remain vigilant on cost efficiencies and ways in which we can better attract new patients and supporting physician services.”

Mr. Thornton continued, “We also improved our balance sheet this quarter with the prepayment of $8,000,000 on our long-term debt from the proceeds of our July private placement of common shares and from internally generated funds. Our improved operating results and balance sheet this quarter are a major step toward positioning the company for growth opportunities.”

The company will conduct a conference call on November 9, 2011 at 10:00 a.m. Eastern time to discuss its quarterly results. To participate in the conference call, please dial 1-800-894-5910. International participants should call 785-424-1052. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-695-1564.

SunLink Health Systems, Inc. currently operates six community hospitals, three nursing homes and one home care business in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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Adjusted earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of the company, and it is presented to assist analysts and investors in analyzing the ability of the company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by (used in) operations for the three months ended September 30, 2011 and 2010, respectively, is shown below. Healthcare Facilities Adjusted EBITDA and Specialty Pharmacy Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead, impairment charges and gains on sale of businesses.

	Three Months Ended September 30,
	2011	2010
Healthcare Facilties Adjusted EBITDA	$3,259	$458
Specialty Pharmacy Adjusted EBITDA	(46)	183
Corporate overhead costs	(1,098)	(1,157)
Taxes and interest expense	(1,108)	38
Other non-cash expenses and net change in operating assets and liabilities	(2,562)	1,459

Net cash provided by operations	$(1,555)	$981

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2012 FIRST QUARTER RESULTS

Amounts in 000’s, except per share and volume amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,
	2011		2010
	Amount	% of Net Revenues	Amount	% of Net Revenues
Net Revenues	$43,053	100.0%	$40,866	100.0%
Costs and Expenses:
Cost of goods sold	4,934	11.5%	5,808	14.2%
Salaries, wages and benefits	18,235	42.4%	17,790	43.5%
Provision for bad debts	5,476	12.7%	5,141	12.6%
Supplies	3,062	7.1%	3,333	8.2%
Purchased services	2,797	6.5%	2,854	7.0%
Other operating expenses	5,640	13.1%	5,689	13.9%
Rents and leases	794	1.8%	767	1.9%
Depreciation and amortization	1,304	3.0%	1,593	3.9%

Operating Profit (Loss)	811	1.9%	(2,109)	-5.2%
Interest Expense	(1,311)	-3.0%	(848)	-2.1%
Interest Income	2	0.0%	1	0.0%

Loss from Continuing Operations before Income Taxes	(498)	-1.2%	(2,956)	-7.2%
Income Tax Expense	(193)	-0.4%	(693)	-1.7%

Loss from Continuing Operations	(305)	-0.7%	(2,263)	-5.5%
Loss from Discontinued Operations, net of income taxes	(13)	0.0%	(505)	-1.2%

Net Loss	$(318)	-0.7%	$(2,768)	-6.8%

Loss Per Share from Continuing Operations:
Basic	$(0.04)		$(0.28)

Diluted	$(0.04)		$(0.28)

Loss Per Share from Discontinued Operations:
Basic	$(0.00)		$(0.06)

Diluted	$(0.00)		$(0.06)

Net Loss Per Share:
Basic	$(0.04)		$(0.34)

Diluted	$(0.04)		$(0.34)

Weighted Average Common Shares Outstanding:
Basic	8,581		8,081

Diluted	8,581		8,081

HEALTHCARE FACILITIES VOLUME STATISTICS
Admissions	1,441		1,500
Equivalent Admissions	4,865		4,845
Surgeries	615		707
Net revenue per equivalent admission	$7,173		$6,597

SUMMARY BALANCE SHEETS

	September 30, 2011	June 30, 2011
ASSETS
Cash and Cash Equivalents	$408	$7,250
Accounts Receivable - net	15,964	16,302
Other Current Assets	18,099	17,519
Property Plant and Equipment, net	37,853	38,519
Long-term Assets	10,774	9,946

	$83,098	$89,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$23,293	$23,650
Long-term Debt and Other Noncurrent Liabilities	26,317	34,430
Shareholders’ Equity	33,488	31,456

	$83,098	$89,536